EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Reports 2006 Results

•	Operating income increased to $10.8 million compared to $0.7 million in 2005
•	Net loss of $10.0 million for 2006 included deferral of $14.5 million of ROVA revenue, additional reserve of $2.1 million for North Carolina tax dispute, and $0.7 million in additional audit costs related to restatement
•	Coal segment operating income up 29%
•	Power segment operating income up 28% after consolidation of 100% of ROVA independent power project

               Colorado Springs, CO – April 2, 2007 — Westmoreland Coal Company (AMEX:WLB) today reported a full year net loss of $10.0 million ($1.14 per diluted common share), including the effects of the deferral of $14.5 million in revenues from the ROVA independent power project in the second half of the year, $0.7 million in audit costs related to the restatement, and a $2.1 million increase in the reserve for a North Carolina income tax dispute. Results for 2006 also include a $5.1 million gain from the sale of coal bed methane reserves in the first quarter. For the year ended December 31, 2005, net loss applicable to common shareholders was $7.7 million ($0.93 per diluted share), including a gain of $2.7 million for the cumulative effect of a change in accounting principle.

               “Despite the distraction and negative financial impacts of a long and expensive restatement process and a change in accounting for revenues resulting from the ROVA acquisition, Westmoreland’s disciplined strategy continued to unfold in 2006 with the Company gaining 100% ownership of ROVA, taking over operation of ROVA and four other power plants, and renewing key coal sales agreements at significant price increases. We negotiated agreements — executed in 2007 — to assume the operation of the Absaloka mine and to enter into a new coal supply agreement for the Colstrip Units 1&2. And, we extended the 175 MW air permit necessary for the potential Gascoyne, North Dakota power project and mine to proceed,” said Christopher K. Seglem, Westmoreland’s Chairman, President and CEO. “Each of these accomplishments enhances and solidifies the Company’s market position for 2007 and the future. We are also engaged in preliminary discussions with third parties interested in using non-traditional coal-use technologies, such as coal-to-liquids, ethanol, and activated carbon, on or near our coal and lignite reserves, and our Jewett Mine is a finalist for siting of the U.S. Department of Energy FutureGen project. We expect Westmoreland to be profitable in 2007 notwithstanding the deferral of significant revenues from ROVA into future periods and we expect our financial results to be aided in the future by a re-strengthening of U.S. coal markets, the pay-off of our substantial acquisition debt, and a decline in our heritage costs. We are also focused on what we believe are excellent ‘bolt-on’ growth and development opportunities, and are working to put financial and capital resources in place that will assure we have adequate liquidity and capacity to capture the value of both our existing operations and these new opportunities.”

BUSINESS REVIEW

               Full year 2006 revenues grew 20% over the prior year to $449.1 million, on coal sales volume of 29.4 million tons and the consolidation of ROVA for the last six months of the year along with contracts to operate four power plants owned by others. The increase in coal sales revenues was driven by higher prices despite lower tons sold. Average revenues per ton for the year increased by 11%.

               Operating income for the Company increased for the year to $10.8 million compared with prior year operating income of $0.7 million. Operating income from mining operations grew 29% for the year to $33.5 million. Higher prices on the renewal of key sales agreements to reflect current market conditions drove this increase. Operating income from power operations increased 28% to $12.3 million as a result of the consolidation of ROVA and contracts to operate four other power plants.

               Interest expense increased 76% in 2006 to $19.2 million, reflecting debt service costs for the ROVA acquisition and consolidation of the ROVA project debt.

               During 2006 Westmoreland achieved a lost-time accident rate of 1.41 compared to the national average of 1.53 for all surface mines. The Jewett and Savage mines were incident free and have worked 891 and 1,888 days, respectively, without a lost-time accident. Westmoreland Energy and Westmoreland Technical Services also completed the year without a lost-time accident compared to a calculated national average of 1.5.

OUR COAL AND POWER MARKETS

               “Despite a softening in the domestic market for U.S. coal in 2006, the prices we achieved on new business and renewals reflect how demand and the value of reliable supply has improved in a very fundamental way for our product,” said Seglem. “Because most of our coal is sold under long-term contracts, we will not benefit from price increases as quickly as coal producers who are in the spot market. Our contracts will adjust to reflect market conditions over time. Our reliance on long-term contracts has been crucial to the rebuilding of Westmoreland because it gave us a relatively predictable revenue stream and access to structured debt that would otherwise have been unavailable to the Company.”

               Approximately 3.5% of Westmoreland’s output was repriced in 2006, effective January 1, 2007, and another 11% will be repriced in 2007, effective January 1, 2008. The U.S. Energy Information Administration (“EIA”) estimates U.S. domestic demand for coal will increase by more than 500 million tons over the next twenty-five years as coal’s share of the expanding domestic generation market will grow from approximately 50% in recent years to 57%. Government projections indicate an increase in demand of more than 20 million tons in 2007 at the same time that coal production is projected to decline by more than 30 million tons as American producers cut back output until the market strengthens. “Our operations should also benefit from the advantage our mines enjoy in terms of proximity to our customers,” commented Seglem. “Not only has reliability of supply been a problem for some of our customers who purchase coal from more distant coal producers, but the cost of rail delivery has skyrocketed in recent years and that will impact them as their existing transportation contracts expire or new rail rates are sought. These factors have been increasing and we believe will continue to increase the value and competitiveness of our operations which are either next to or much closer to our customers’ generating stations.”

               The demand for additional power is also growing. The North American Electric Reliability Council has reported that the demand for electricity is expected to increase over the next ten years by 19% in the U.S., but confirmed power capacity will increase by only 6%. Capacity margins are projected to drop below minimum target levels in Texas, New England, the Mid-Atlantic area, the Midwest, and the Rocky Mountain area, in the next two to three years, with other portions of the Northeastern U.S., Southwest, and Western U.S. falling below minimum target levels before 2015. We believe that much of this requirement will likely be met by coal. Additionally, the EIA reports that 156 gigawatts of new U.S. coal-fired generation will be added by 2030.

               “Our Gascoyne and ROVA sites are well situated to meet this growing demand for power,” said Seglem. “They are in or near areas that face shortages and can provide relatively clean and low-cost power. While ROVA I and II have power supply agreements in place through 2019 and 2020, we believe the site, which with last year’s acquisition we now control completely, may be able to accommodate up to an additional 500 MW of generation. The ROVA I and II units will also have useful lives for decades beyond the current power supply agreements. We have also filed an application for a 500 MW air permit at Gascoyne, North Dakota, an increase from the 175 MW permit we have in hand.”

OUTLOOK

               “Our independent auditor has included a ‘going concern’ notation in their audit opinion,” reported Seglem. “We do not have financing arrangements or capital resources in place today to assure liquidity beyond early 2008. Our free cash flow has been heavily burdened by acquisition debt required for growth since 2001, capital expenditures at the mines as we strive to improve their productivity and extend their lives, use of collateral for reclamation bonds as we open new areas for mining, and our post-retirement health care and pension benefit costs. In addition, our recent non-recurring uses of cash have included the buy-out of the Washington Group mining contract at the Absaloka Mine, large corporate expenses relating to the restatement in 2006, and an increase of approximately $1 million in the pre-funding account for a UMWA post-retirement medical benefit fund. The recurring cash demands placed on us should begin to decline no later than 2010 when we project generating positive cash flow as a Company on an ‘all-in’ basis and which should grow to significant levels when all of our existing debt is extinguished and our heritage costs, the vast majority of which are related to Coal Act retirees from our former Eastern underground mines, decline. In the meantime, we will take the necessary steps to provide additional liquidity and better capitalize the Company. While there can be no assurances, this should be achievable now given the solid performance of our operations, our growth, and our future prospects,” said Seglem.

               Alternatives to provide liquidity include a rights offering, a private placement of equity, and the sale of assets.

               Westmoreland expects to report significant profitability in the first quarter of 2007 when it will report gains of $5.6 million from the sale of the Horizon coal royalty and $6.4 million from the successful completion of the multi-year, multi-company litigation with the UMWA Combined Benefit Fund.

Key Business Initiatives

The Company has set forth a number of key initiatives for 2007, including:

Coal Production

—	Achieve a zero lost-time accident rate at all mines as we did in 2005,
—	Maintain production in the 29-30 million ton range and build upon the 27 consecutive months of meeting delivery schedules at the Jewett Mine,
—	Lower cost and improve quality at the Beulah Mine as a new mining area is opened up,
—	Improve safety at the Rosebud Mine,
—	Successfully complete the transition to and upgrading of mining under Westmoreland’s supervision at the Absaloka Mine, and
—	Evaluate potential opportunities to invest in new mine infrastructure at the Absaloka Mine in order to meet new demand in our market region.

Power Operations

—	Sustain generation at 89% capacity factor and 90% availability at ROVA under Westmoreland’s direction,
—	Successfully complete start-up and operations of a fifth power operating contract (the Hopewell plant in Virginia),
—	Negotiate the extension of the four operating contracts acquired with the ROVA acquisition,
—	Continue to market and grow the power plant maintenance and repair services of Westmoreland Technical Services, and
—	Achieve a zero lost-time incident rate at all power operations.

Coal Sales

—	Complete renewal and repricing of approximately 11% of the Company's sales (excluding the Jewett Mine sales contract),
—	Reach a mutually beneficial long-term sales agreement with the Jewett Mine's customer beginning in 2008, and
—	Explore market opportunities for additional future production from the Absaloka Mine.

Development

—	Continue to move forward on the Gascoyne and ROVA projects, with emphasis on air permitting and power sales.

Other

—	Complete implementation of the Company-wide management information system (ERP).

Capital Expenditures

Westmoreland anticipates capital expenditures in excess of $40 million (excluding the Jewett Mine) compared to $20.9 million last year, depending on the outcome of certain contract negotiations and the availability of capital resources.

Horizon Royalty Sale

               In the first quarter of 2007 we sold our rights to a fixed royalty stream related to the future mining of 225 million of tons of coal at Peabody Energy Corporation’s Caballo Mine in Wyoming to Natural Resource Partners L.P. for $12.7 million. The sale of the coal royalty will result in a gain of approximately $5.6 million during the first quarter of 2007.

Combined Benefit Fund Settlement

               In March 2007, the Trustees of the UMWA Combined Benefit Fund and a group of coal companies involved in litigation over benefit payments reached agreement that during 2007 the Fund would refund overpayments together with interest to the coal companies. Accordingly, we received $3.5 million in cash on March 30, 2007 and expect to receive an additional $2.9 million in 2007, perhaps as early as the second quarter. We will recognize an income statement benefit of the full amount of our overpayment plus interest totaling approximately $6.4 million in the first quarter of 2007.

Washington Group Settlement

               Our subsidiary, Westmoreland Resources, Inc., executed a comprehensive settlement agreement with Washington Group International on March 6, 2007. Under that agreement, effective March 30, 2007, we terminated Washington Group’s mining contract under which they had the right to operate our Absaloka Mine “to exhaustion” and we assumed direct control for mining operations at the mine. As part of this transaction, Washington Group also transferred title to certain equipment to Westmoreland Resources. In return, Washington Group received $4.2 million in cash, as well as $7.0 million from a reclamation escrow account. We assumed all liability for reclaiming the mine. The parties terminated all litigation between them.

New Colstrip Units 1&2 Agreement

               Our subsidiary, Western Energy Company, executed a new coal supply agreement with the owners of the Colstrip Steam Electric Station Units 1&2 to commence 2010 for a period projected through at least 2019. Under the new agreement, Western Energy will continue to supply all or almost all of the station’s solid fuel requirements through at least 2019 and potentially at least half through the late 2020s.

Preferred Stock Dividend

               The Company had a shareholders’ deficit of $126.2 million at December 31, 2006 and therefore is prohibited from paying preferred stock dividends because there are statutory restrictions limiting their payment. We will consider future payments of dividends if and when the statutory requirements are met. During 2006 the Company exchanged 179,818 Depositary Shares at an exchange ratio of 1.8691 common stock shares per depositary share. Following these exchanges, 640,515 Depositary Shares remain outstanding.

Additional Information

               Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-K for the period ended December 31, 2006 for additional information.

About Westmoreland

               Westmoreland Coal Company is the eighth largest and the oldest independent coal company in the United States and a developer of clean and highly efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina, an interest in a natural gas-fired power plant in Colorado, and the operation of four power plants in Virginia. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

Safe Harbor Statement

               Throughout this news release, we make statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Annual Report on Form 10-K for the year ended December 31, 2006 (“our 2006 Form 10-K”). For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the material weakness in the Company’s internal controls over financial reporting identified in the 2006 Form 10-K, the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its growth and development strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income tax assets; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the risk factors set forth below; the Company’s ability to raise additional capital, as discussed under Liquidity and Capital Resources and the other factors discussed in Note 18 of the 2006 Form 10-K. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

Non-GAAP Financial Measures

               This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (defined as income from continuing operations before deducting net interest expense, income taxes, minority interest, asset retirement obligation accretion expense, and depreciation, depletion and amortization), is a non-GAAP measurement that is also used by some other coal companies. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (GAAP), management believes that it is useful to an investor in evaluating the Company because it is widely used to evaluate a company’s operating performance and ability to service debt. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with GAAP. Reconciliation of non-GAAP data is provided on the last page of this news release.

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Contact: Diane Jones (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Summary Financial Information

	(Unaudited)
	(in thousands)

	Year Ended
	December 31
	2006	2005
Cash Flow
Net cash provided by operating activities	$33,168	$28,759
Net cash used in investing activities	$(33,922)	$(22,846)
Net cash provided by (used in) financing activities	$16,276	$(5,822)
Production and Sales
Coal - tons (million)	29.4	30.0

	(Unaudited)
	(in thousands)

	December 31, 2006	December 31, 2005
Balance Sheet Data
Total assets	$761,382	$495,871
Total debt	$306,007	$112,243
Shareholders' deficit	$(126,185)	$(10,192)
Common shares outstanding	9,014	8,413

EBITDA Reconciliation (1)
	(Unaudited)
	(in thousands)

	Quarter ended	Six Months Ended
	December 31, 2006	December 31, 2006

EBITDA	$8,699	$25,711
Depreciation, depletion and amortization	(8,769)	(17,509)
Asset retirement obligation accretion	(2,273)	(5,263)
Interest expense	(6,778)	(13,770)
Interest income	1,990	3,876
Minority interest	(1,209)	(1,035)
Income tax benefit (expense)	(2,289)	(2,502)

Income (loss) from continuing operations before cumulative effect of change in accounting principle (1)	$(10,113)	$(10,492)

(1)	Prior periods which include ROVA as equity in earnings are not comparable and therefore not included. Fourth quarter and six months 2006 include ROVA fully consolidated.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations

	Year ended December 31,
	2006	2005

	(In thousands)
Revenues:
Coal	$393,482	$361,017
Energy	47,904	-
Independent power projects – equity in earnings	7,681	12,727

	449,067	373,744

Cost and expenses:
Cost of sales – coal	311,629	288,728
Cost of sales – energy	31,381	-
Depreciation, depletion and amortization	29,342	21,603
Selling and administrative	42,853	35,156
Heritage health benefit expenses	27,902	27,471
Loss (gain) on sales of assets	(4,785)	67

	438,322	373,025

Operating income	10,745	719

Other income (expense):
Interest expense	(19,234)	(10,948)
Interest income	6,089	3,523
Minority interest	(2,244)	(950)
Other income	73	1,727

	(15,316)	(6,648)

Loss before income taxes and cumulative effect of change in accounting principle	(4,571)	(5,929)
Income tax expense	(3,022)	(2,667)

Loss before cumulative effect of change in accounting principle	(7,593)	(8,596)
Cumulative effect of change in accounting principle	-	2,662

Net loss	(7,593)	(5,934)
Less preferred stock dividend requirements	1,585	1,744
Less premium on exchange of preferred stock for common stock	791	-

Net loss applicable to common shareholders	$(9,969)	$(7,678)

Net loss per share applicable to common shareholders before cumulative effect of change in accounting principle::
Basic	$(1.14)	$(1.25)
Diluted	$(1.14)	$(1.25)
Net Income per share applicable to common shareholders from cumulative effect of change in accounting principle:
Basic	-	0.32
Diluted	-	0.30

Net loss per share applicable to common shareholders:
Basic	$(1.14)	$(0.93)
Diluted	$(1.14)	$(0.93)

Weighted average number of common shares outstanding
Basic	8,748	8,280
Diluted	9,105	8,868